EXHIBIT 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FIRST QUARTER EARNINGS FROM CONTINUING OPERATIONS PER SHARE OF $0.06

Irving, TX - January 9, 2017 - Commercial Metals Company (NYSE: CMC) today announced financial results for its first quarter ended November 30, 2016. Earnings from continuing operations for the first quarter of fiscal 2017 were $7.2 million ($0.06 per diluted share) on net sales of $1.1 billion. This compares to earnings from continuing operations of $25.6 million ($0.22 per diluted share) on net sales of $1.2 billion for the first quarter of fiscal 2016. Net earnings attributable to CMC for the three months ended November 30, 2016 were $6.3 million ($0.05 per diluted share), compared with net earnings attributable to CMC of $25.1 million ($0.21 per diluted share) for the first quarter ended November 30, 2015. Results for the first quarter of fiscal 2017 were adversely impacted by the following, compared to the first quarter of fiscal 2016 (all after-tax): (i) a $2.7 million ($0.02 per diluted share) increase in stock-based compensation expense related to mark to market adjustments associated with the increase in the value of our common stock at November 30, 2016, (ii) a $1.6 million ($0.01 per diluted share) increase in severance cost and (iii) an approximate $1.4 million ($0.01 per diluted share) unfavorable impact from a net mark to market loss on open copper derivatives.

Adjusted operating profit from continuing operations was $23.4 million for the first quarter of fiscal 2017, compared with adjusted operating profit from continuing operations of $56.1 million for the first quarter of fiscal 2016. Adjusted EBITDA from continuing operations was $53.8 million for the first quarter of fiscal 2017, compared with adjusted EBITDA from continuing operations of $87.7 million for the first quarter of fiscal 2016.

The Company's liquidity position at November 30, 2016 remained strong with cash and cash equivalents of $465.2 million and availability under the Company's credit and accounts receivables sales facilities of $555.4 million. We regularly evaluate the uses of our cash to maximize total shareholder return, including debt repayment, capital deployment, share repurchases and dividends.

Joe Alvarado, Chairman of the Board, President and CEO, commented, "We experienced margin compression in some of our market segments in the early part of our first quarter; however, rising raw material costs, low customer inventory levels and an increase in bidding activity in November suggest more optimistic outcomes for the balance of the year, allowing for the regular seasonal slowdown in the construction markets we experience in the second quarter. For the last two consecutive quarters of the Jacobson Survey, the customer satisfaction survey of 28 U.S. bar mills, CMC's four mills have held the top four positions in overall customer satisfaction, a testament to our continued focus

(CMC First Quarter Fiscal 2017 - Page 2)

on customers. This customer focus, as well as aggressive cost management, position us well to take advantage of the hopefully better months ahead for the U.S. steel industry. Our International Mill segment recorded an increase in adjusted operating profit due to increased volumes as the construction sector in Poland improved compared to the first quarter of fiscal 2016. Additionally, our Americas Recycling segment saw improved performance over the first quarter of fiscal 2016 through margin expansion and improved sales volumes."

On January 4, 2017, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on January 17, 2017. The dividend will be paid on February 1, 2017.

Business Segments-Fiscal First Quarter 2017 Review
Our Americas Recycling segment recorded adjusted operating loss of $5.1 million for the first quarter of fiscal 2017 compared to adjusted operating loss of $6.5 million for the first quarter of fiscal 2016. Adjusted operating loss for the first quarter of fiscal 2016 included a $2.5 million positive insurance claim. The improvement in adjusted operating loss compared to the same period in fiscal 2016 was primarily due to per ton margin expansions of 38% on nonferrous shipments and 2% on ferrous shipments as average selling prices improved. However, nonferrous tons shipped decreased 6% due to lower availability of inventory volumes entering the quarter, while ferrous tons shipped increased 4% compared to the first quarter of fiscal 2016.

Our Americas Mills segment recorded adjusted operating profit of $36.9 million for the first quarter of fiscal 2017 compared to adjusted operating profit of $59.1 million for the corresponding period in fiscal 2016. Profitability in this segment declined during the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016 due to 17% margin compression as the average selling price decreased $57 per short ton, coupled with a $3 per short ton increase in the average cost of ferrous scrap consumed. Our focus remains on improvements in conversion cost for our mills as we believe margins will continue to be pressured by imports.

Our Americas Fabrication segment recorded adjusted operating profit of $6.7 million for the first quarter of fiscal 2017 compared to adjusted operating profit of $21.3 million for the first quarter of fiscal 2016. The decline in adjusted operating profit for the first quarter of fiscal 2017 continues the effect, seen in the fourth quarter of fiscal 2016, that aggressive imports had on projects booked in fiscal 2016 at lower prices which are now running through our fabrication backlog. Further contributing to the decline in adjusted operating profit, this segment recorded a $2.4 million gain on a property sale during the first quarter of fiscal 2016.

Our International Mill segment recorded adjusted operating profit of $10.0 million for the first quarter of fiscal 2017 compared to adjusted operating profit of $2.8 million for the corresponding period in fiscal 2016. Adjusted operating profit for the first quarter of fiscal 2017 increased due to strong demand in the construction sector for rebar and merchant products, which drove volumes up by 38 thousand short tons versus the first quarter of fiscal 2016. The increase in volumes more than offset a 3% margin decline, which resulted from an $11 per short ton decrease in average selling

(CMC First Quarter Fiscal 2017 - Page 3)

price and a $5 per short ton decrease in the average cost of ferrous scrap consumed.

Our International Marketing and Distribution segment recorded adjusted operating loss of $1.0 million for the first quarter of fiscal 2017 compared to adjusted operating loss of $2.2 million for the same period in the prior fiscal year. The decrease in adjusted operating loss was primarily due to improved margins for our steel trading businesses headquartered in the U.S. and United Kingdom, which were partially offset by a decline in margins for our operations in Asia. This segment recorded $0.4 million in inventory write-downs in the first quarter of fiscal 2017 compared to $2.7 million in the first quarter of fiscal 2016.

Outlook
Our second fiscal quarter has historically been slower as a result of a seasonal downturn in construction activity due to winter weather conditions and holidays. Several indicators point to potential improvements in market conditions during our fiscal 2017. Non-residential construction, our primary end use market in the U.S., has improved over the last several months. Non-residential construction spending increased 9% and non-residential construction starts increased 29% year over year for the quarter ending November 30, 2016. Additionally, the Architectural Billings Index for the southern U.S., an important geography for CMC, has remained strong for the last several quarters. We are optimistic about potential investments in infrastructure which may begin to develop during our fiscal 2017 as a result of the Fixing America’s Surface Transportation ("FAST") Act. Ferrous scrap pricing improved during November and December 2016, which we expect will support finished goods pricing and re-entry into the market by customers anticipating a market bottom. Finally, the change in the political leadership following the U.S. elections may result in more favorable business conditions and economic growth in the medium and long terms. Potential changes in the regulatory environment related to trade, taxes, infrastructure spending and other matters may bode well for the domestic steel industry and we are well positioned to capitalize on any such changes.

Conference Call
CMC invites you to listen to a live broadcast of its first quarter of fiscal 2017 conference call today, Monday, January 9, 2017, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, Barbara Smith, COO, and Mary Lindsey, Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

(CMC First Quarter Fiscal 2017 - Page 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding CMC's expectations relating to economic conditions, U.S. construction activity, changes in political and regulatory conditions, the effects of global steel overcapacity and international trade, anticipated finished goods pricing and customer growth, and CMC's operating plans and segment results. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "potential" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise

Factors that could cause actual results to differ materially from CMC's expectations include the following: overall global economic conditions, including the ongoing recovery from the last recession, continued sovereign debt problems in the Euro-zone and construction activity or lack thereof, and their impact in a highly cyclical industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' ability to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors, including political uncertainties and military conflicts; availability of electricity and natural gas for mill operations; information technology interruptions and breaches in security data; ability to hire and retain key executives and other employees; our ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and increased costs related to health care reform legislation.

(CMC First Quarter Fiscal 2017 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended		Three Months Ended
(short tons in thousands)	11/30/2016	11/30/2015	2/29/2016	5/31/2016	8/31/2016
Americas Recycling
Ferrous tons shipped	405	389	379	423	423
Non-ferrous tons shipped	49	52	48	49	52
Americas Recycling tons shipped	454	441	427	472	475

Americas Steel Mills
Rebar shipments	404	394	364	462	411
Merchant and other shipments	231	246	244	262	247
Total Americas Mills tons shipped	635	640	608	724	658

Average selling price (total sales)	$499	$556	$510	$501	$531
Average cost ferrous scrap utilized	201	198	179	213	234
Americas Steel Mills metal margin	$298	$358	$331	$288	$297

International Mill
Tons shipped	316	278	282	353	341

Average selling price (total sales)	$397	$408	$363	$378	$409
Average cost ferrous scrap utilized	202	207	178	187	211
International Mill metal margin	$195	$201	$185	$191	$198

Americas Fabrication
Rebar shipments	248	249	225	270	284
Structural and post shipments	25	28	29	40	30
Total Americas Fabrication tons shipped	273	277	254	310	314

Americas Fabrication average selling price (excluding stock and buyout sales)	$782	$889	$842	$827	$805

(in thousands)	Three Months Ended		Three Months Ended
Net sales	11/30/2016	11/30/2015	2/29/2016	5/31/2016	8/31/2016
Americas Recycling	$176,708	$179,207	$148,346	$182,477	$195,724
Americas Mills	347,165	384,532	336,429	396,481	381,406
Americas Fabrication	338,400	382,314	336,144	385,080	385,917
International Mill	134,401	120,448	107,458	141,438	147,842
International Marketing and Distribution	248,160	283,037	276,876	319,604	310,079
Corporate	1,750	2,391	(2,867)	4,585	2,973
Eliminations	(171,521)	(197,070)	(182,689)	(202,275)	(215,361)
Total net sales	$1,075,063	$1,154,859	$1,019,697	$1,227,390	$1,208,580

Adjusted operating profit (loss)
Americas Recycling	$(5,098)	$(6,548)	$(7,645)	$(1,978)	$(45,113)
Americas Mills	36,949	59,064	50,699	54,976	45,012
Americas Fabrication	6,711	21,345	14,825	22,794	9,638
International Mill	9,973	2,771	1,951	5,467	18,703
International Marketing and Distribution	(966)	(2,169)	(2,293)	892	(3,517)
Corporate	(24,013)	(18,072)	(28,801)	(22,542)	(25,670)
Eliminations	(204)	(330)	1,232	1,331	3,086
Adjusted operating profit from continuing operations	$23,352	$56,061	$29,968	$60,940	$2,139

(CMC First Quarter Fiscal 2017 - Page 6)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended November 30,
(in thousands, except share data)	2016	2015
Net sales	$1,075,063	$1,154,859
Costs and expenses:
Cost of goods sold	943,071	997,242
Selling, general and administrative expenses	108,867	101,908
Interest expense	13,298	18,304
	1,065,236	1,117,454

Earnings from continuing operations before income taxes	9,827	37,405
Income taxes	2,653	11,772
Earnings from continuing operations	7,174	25,633

Loss from discontinued operations before income tax benefit	(917)	(572)
Income tax benefit	(18)	(2)
Loss from discontinued operations	(899)	(570)

Net earnings	6,275	25,063
Less net earnings attributable to noncontrolling interests	—	—
Net earnings attributable to CMC	6,275	25,063

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.06	$0.22
Loss from discontinued operations	(0.01)	—
Net earnings	$0.05	$0.22

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.06	$0.22
Loss from discontinued operations	(0.01)	(0.01)
Net earnings	$0.05	$0.21

Cash dividends per share	$0.12	$0.12
Average basic shares outstanding	115,097,467	116,022,241
Average diluted shares outstanding	116,604,789	117,339,445

(CMC First Quarter Fiscal 2017 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	November 30, 2016	August 31, 2016
Assets
Current assets:
Cash and cash equivalents	$465,167	$517,544
Accounts receivable, net	716,640	765,784
Inventories, net	633,764	652,754
Other current assets	97,099	112,043
Total current assets	1,912,670	2,048,125
Net property, plant and equipment	893,200	895,049
Goodwill	66,114	66,373
Other assets	130,596	121,322
Total assets	$3,002,580	$3,130,869
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$224,395	$243,532
Accounts payable-documentary letters of credit	317	5
Accrued expenses and other payables	202,847	264,112
Current maturities of long-term debt	312,892	313,469
Total current liabilities	740,451	821,118
Deferred income taxes	50,183	63,021
Other long-term liabilities	126,693	121,351
Long-term debt	755,161	757,948
Total liabilities	1,672,488	1,763,438
Stockholders' equity attributable to CMC	1,329,933	1,367,272
Stockholders' equity attributable to noncontrolling interests	159	159
Total equity	1,330,092	1,367,431
Total liabilities and stockholders' equity	$3,002,580	$3,130,869

(CMC First Quarter Fiscal 2017 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended November 30,
(in thousands)	2016	2015
Cash flows from (used by) operating activities:
Net earnings	$6,275	$25,063
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	30,290	31,991
Deferred income taxes	(12,418)	(14,058)
Stock-based compensation	8,245	6,266
Amortization of interest rate swaps termination gain	(1,899)	(1,899)
Provision for losses on receivables, net	1,528	2,071
Write-down of inventories	508	2,657
Asset impairment	462	—
Tax benefit from stock plans	(334)	(25)
Net (gain) loss on sales of assets and other	41	(2,830)
Changes in operating assets and liabilities:
Accounts receivable	30,085	166,661
Advance payments on sale of accounts receivable program, net	8,269	10,678
Inventories	10,678	78,700
Accounts payable, accrued expenses and other payables	(70,390)	(76,449)
Changes in other operating assets and liabilities	(12,294)	(9,253)
Net cash flows from (used by) operating activities	(954)	219,573
Cash flows from (used by) investing activities:
Capital expenditures	(42,965)	(11,169)
Decrease in restricted cash	16,609	—
Proceeds from the sale of subsidiaries	524	—
Proceeds from the sale of property, plant and equipment and other	179	2,813
Net cash flows used by investing activities	(25,653)	(8,356)
Cash flows from (used by) financing activities:
Cash dividends	(13,862)	(13,978)
Stock issued under incentive and purchase plans, net of forfeitures	(7,661)	(7,628)
Repayments on long-term debt	(3,161)	(2,909)
Tax benefit from stock plans	334	25
Increase (decrease) in documentary letters of credit, net	320	(9,752)
Short-term borrowings, net change	—	(20,090)
Treasury stock acquired	—	(4,555)
Decrease in restricted cash	—	1
Net cash flows used by financing activities	(24,030)	(58,886)
Effect of exchange rate changes on cash	(1,740)	(466)
Increase (decrease) in cash and cash equivalents	(52,377)	151,865
Cash and cash equivalents at beginning of year	517,544	485,323
Cash and cash equivalents at end of period	$465,167	$637,188

(CMC First Quarter Fiscal 2017 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit from Continuing Operations is a non-GAAP financial measure. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating profit from continuing operations should not be considered as an alternative to earnings from continuing operations or net earnings, as determined by GAAP. Management uses adjusted operating profit from continuing operations to evaluate the financial performance of CMC. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Three Months Ended
(in thousands)	11/30/2016	11/30/2015	2/29/2016	5/31/2016	8/31/2016
Earnings from continuing operations	$7,174	$25,633	$10,849	$35,111	$950
Income taxes	2,653	11,772	2,064	10,676	(11,865)
Interest expense	13,298	18,304	16,625	14,737	12,565
Discounts on sales of accounts receivable	227	352	430	416	489
Adjusted operating profit from continuing operations	$23,352	$56,061	$29,968	$60,940	$2,139

Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as long-lived asset impairment charges, which are also non-cash. There were no net earnings attributable to noncontrolling interests or impairment charges during the three months ended November 30, 2016 and 2015. Adjusted EBITDA from continuing operations should not be considered an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry. Additionally, adjusted EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Three Months Ended
(in thousands)	11/30/2016	11/30/2015	2/29/2016	5/31/2016	8/31/2016
Earnings from continuing operations	$7,174	$25,633	$10,849	$35,111	$950
Interest expense	13,298	18,304	16,625	14,737	12,565
Income taxes	2,653	11,772	2,064	10,676	(11,865)
Depreciation and amortization	30,286	31,991	31,550	31,883	31,516
Impairment charges	388	—	—	76	39,952
Adjusted EBITDA from continuing operations	$53,799	$87,700	$61,088	$92,483	$73,118

Media Contact:
Susan Gerber
214.689.4300